                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No.___)*

                        INTERPLAY ENTERTAINMENT CORP.

                               (Name of Issuer)

                                 COMMON STOCK

                        (Title of Class of Securities)

                                   460615107

                                (CUSIP NUMBER)

                               December 31, 1998

            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which his
     Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                  SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 460615107                                      PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brian Fargo

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2    (SEE INSTRUCTIONS)                                        (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
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                          SOLE VOTING POWER
                     5
     NUMBER OF
                          5,572,378
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          5,572,378
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      5,572,378
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      30.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON  (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------


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ITEM 1.   (A)  Name of Issuer: Interplay Entertainment Corp.
               --------------

          (B)  Address of Issuer's Principal Executive Offices:
               -----------------------------------------------
                           16815 Von Karman Avenue
                           Irvine, CA 92606

ITEM 2.   (A)  Name of Persons Filing: Brian Fargo
               ----------------------

          (B)  Address of Principal Business Office:
               ------------------------------------
                           16815 Von Karman Avenue, Irvine, CA 92606

          (C)  Citizenship: United States
               -----------

          (D)  Title of Class of Securities:  Common Stock
               ----------------------------

          (E)  CUSIP Number: 460615107
               ------------
ITEM 3.

     If this statement is filed pursuant to (S)240.13d-1(b), or 240.13d-2(b) or
(c), check whether the person filing is a:

          (a)  [_]  Broker or dealer registered under section 15 of the Act;

          (b)  [_]  Bank as defined in section 3(a)(6) of the Act;

          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act;

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940;

          (e)  [_]  An Investment advisor in accordance with (S)
                    240.13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with (S) 240.13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with (S) 240.13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

          (j)  [_]  Group, in accordance with (S) 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned: 5,572,378 shares of Common Stock
               -------------------------

          (b)  Percent of class: 30.4%
               ----------------

          (c)  Number of shares as to which such person has:
               --------------------------------------------

               (i)   Sole power to vote or to direct the vote: 5,572,378;

               (ii)  Shared power to vote or to direct the vote: -0-

               (iii) Sole power to dispose or to direct the disposition of:
                     5,572,378;

               (iv)  Share a power to dispose or to direct the disposition of:
                     -0-

ITEM 5.   OWNERSHIP OF 5% OR LESS OF  CLASS

          If this statement is being filed to report the fact that as of date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [_]


ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.
          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR A CONTROL PERSON.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATIONS
          Not applicable.


                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 31, 1999                  By: /s/ Brian Fargo
                                           -----------------------------
                                           Brian Fargo